CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To United National Bancorp:

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated March 26, 1998 regarding our audit of the consolidated financial statements of United National Bancorp and subsidiaries (the Company) for the year ended December 31, 1995. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.


ARTHUR ANDERSEN LLP
(Signature of Arthur Andersen LLP)


Roseland, New Jersey
March 30, 1998